FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., Chairman, President and CEO

PHONE: 215-256-8851 ext. 2300

Parent Company of Harleysville National Bank

Daller to Retire at Harleysville National Corporation

Succession Plan Announced

HARLEYSVILLE, PA (November 15, 2004) - Harleysville National Corporation ("HNC") announced today that Walter E. Daller, Jr., President and Chief Executive Officer, will retire from active management of the Company as CEO on March 31, 2005. He will continue as a board member and as Chairman of both the corporation and the bank supporting the transition to the new management team.

The board of directors of HNC unanimously approved a succession plan that will appoint Gregg J. Wagner, now executive vice president and chief operating officer, as president and chief operating officer on January 1, 2005, and president and chief executive officer on April 1, 2005. Wagner will join both the corporation and bank boards of directors. Deb Takes, President and Chief Executive Officer of Harleysville National Bank ("HNB") will continue in that role and will also be appointed to the board of HNC. She is already a member of the board of HNB. Additionally, Michael High, currently executive vice president and chief financial officer, will be named executive vice president and chief operating officer effective April 1, 2005. High will retain the title of chief financial officer until a replacement is hired.

Daller, a 41-plus year veteran of the $2.9 billion financial institution, said, "I believe this management succession plan provides a highly qualified, experienced and proven team leading our company. They have proven themselves as dedicated, committed, professional managers and bankers."

Wagner expressed appreciation to the board and said he looks forward to working with the strong senior management team that has been assembled. "We will not change our core strategies that have provided superior performance for our shareholders," he said. "We are dedicated to maintaining a strong focus on providing exceptional service to our customers which has been the foundation for our continued growth and financial success. Our commitment to the bottom line and shareholder value remains our highest priority."

Daller has served as chairman, president and chief executive officer of HNC and HNB from April 1981 until January 2001, when he was chairman of HNB and chairman, president and chief executive officer of the corporation. He is currently serving a three-year term as a director of the Federal Reserve Bank of Philadelphia. In the recent past, he served a three-year term on the prestigious Federal Advisory Council where he met with Chairman Greenspan and the Board of Governors on a quarterly basis advising them on economic conditions in the region, interest rates and other banking and industry matters. He served for many years on the Board of Directors of the Independent Community Bankers of America, and also as their treasurer and on the Executive Committee. He is a past president of the Community Bankers of Pennsylvania. Within the community, Mr. Daller is currently serving on the boards of directors of the North Penn United Way, the Lower Salford Historical Society, the Muhlenberg House, Montgomery County Lands Trust and the Perkiomen Valley Watershed.

Wagner joined Harleysville National Bank in 1994 when Security National Bank of Pottstown was acquired. Since then, he has successfully undertaken roles of increasing responsibility, including senior vice president of finance and chief financial officer. In his current role as executive vice president and chief operating officer, he directs numerous areas of the company including information technology, human resources, marketing, retail sales, customer support and facilities. He is also chairman of the Strategic Planning Committee. He is a Certified Public Accountant with a Masters of Science degree in finance from Drexel University and a Bachelor’s degree in accounting from Clarion University of Pennsylvania.

High was named executive vice president and chief financial officer in February 2004. He has over 30 years of financial experience. He most recently held the position of chief financial officer and chief operating officer at Progress Financial Corporation, Blue Bell. Prior to that, he served as senior vice president of finance at both CoreStates Financial and Meridian Bancorp. He is a Certified Public Accountant with a Bachelor of Science degree from the Pennsylvania State University.

Daller went on to say, "We have built a very strong management team within Harleysville National Corporation that will serve HNB and its subsidiaries for years to come. They share my vision of many years to build a strong independent financial institution that will serve our customers, our communities and our shareholders."

The Company also announced pursuant to the terms of Daller’s employment agreement, it will record a one time after-tax charge of $780,000 or $.03 per share during the fourth quarter of 2004. In addition, the Company entered into a new agreement with Mr. Daller to serve as Chairman of the Board and to assist the board in strategic matters.

Harleysville National Corporation, with assets of $2.98 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management and Private Banking, a division of HNB, with assets under management exceeding $1.4 billion. Cumberland Advisors, Inc., a registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of Millennium Wealth Management and Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.